Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-116711 on Form S-3 and No. 333-99043 on Form S-8 of our reports dated February 27, 2006, relating to the financial statements of Cedar Fair, L.P., and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cedar Fair, L.P. for the year ended December 31, 2005.

Deloitte & Touche LLP

Cleveland, Ohio

March 10, 2006

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-116711) and Form S-8 (No. 333-99043) of Cedar Fair, L.P. of our report dated March 10, 2004, relating to the financial statements which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Cleveland, Ohio

March 10, 2006